Exhibit 99.1
Post Holdings Announces New Share Repurchase Authorization of $350 Million
St. Louis, Missouri - May 2, 2018 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced announced Board of Directors has approved a new $350 million share repurchase authorization, effective May 7, 2018. As of the date of this release, Post had repurchased approximately $488 million under its previous stock repurchase authorizations which together authorized $550 million in repurchases.
Post’s existing $250 million share repurchase authorization, which was approved on June 6, 2017, will be cancelled effective May 6, 2018. Post had repurchased all $300 million under its previous share repurchase authorization, which was approved on February 2, 2016.
Repurchases may be made from time to time in the open market, private purchases, through forward, derivative, accelerated repurchase or automatic purchase transactions, or otherwise. The shares would be repurchased with cash on hand and cash from operations. Any shares repurchased would be held as treasury stock. The authorization does not, however, obligate Post to acquire any particular amount of shares, and repurchases may be suspended or terminated at any time at Post’s discretion.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient, active nutrition and private brand food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category offering a broad portfolio including recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal. Post also is a leader in the United Kingdom ready-to-eat cereal category with the iconic Weetabix® brand. As leader in refrigerated foods, Post brings innovative, value-added egg and refrigerated potato products to the foodservice channel and the retail refrigerated side dish category, offering side dishes and egg, sausage and cheese products through the Bob Evans®, All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms® brands. Post’s Active Nutrition platform aids consumers in adopting healthier lifestyles through brands such as Premier Protein®, PowerBar® and Dymatize®. Post’s Private Brands business manufactures private brand nut butter, healthy snacks and pasta. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postholdings.com
(314) 644-7626